UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Invivyd, Inc.

(f/k/a Adagio Therapeutics, Inc.)

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

00534A102

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00534A102	Page 2 of 16

1	NAME OF REPORTING PERSONS GV 2019, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (1)
12	TYPE OF REPORTING PERSON PN

(1)	Calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and based on an aggregate total of 119,442,635 shares of the Issuer’s Common Stock outstanding as of August 1, 2024 as reported by the Issuer in its Quarterly Report for the period ended June 30, 2024, filed on Form 10-Q with the Securities and Exchange Commission (the “SEC”) on August 14, 2024.

CUSIP No. 00534A102	Page 3 of 16

1	NAME OF REPORTING PERSONS GV 2019 GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (1)
12	TYPE OF REPORTING PERSON PN

(1)	Calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Exchange Act and based on an aggregate total of 119,442,635 shares of the Issuer’s Common Stock outstanding as of August 1, 2024 as reported by the Issuer in its Quarterly Report for the period ended June 30, 2024, filed on Form 10-Q with the SEC on August 14, 2024.

CUSIP No. 00534A102	Page 4 of 16

1	NAME OF REPORTING PERSONS GV 2019 GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (1)
12	TYPE OF REPORTING PERSON OO

(1)	Calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Exchange Act and based on an aggregate total of 119,442,635 shares of the Issuer’s Common Stock outstanding as of August 1, 2024 as reported by the Issuer in its Quarterly Report for the period ended June 30, 2024, filed on Form 10-Q with the SEC on August 14, 2024.

CUSIP No. 00534A102	Page 5 of 16

1	NAME OF REPORTING PERSONS GV 2021, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (1)
12	TYPE OF REPORTING PERSON PN

(1)	Calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Exchange Act and based on an aggregate total of 119,442,635 shares of the Issuer’s Common Stock outstanding as of August 1, 2024 as reported by the Issuer in its Quarterly Report for the period ended June 30, 2024, filed with the SEC Form 10-Q on August 14, 2024.

CUSIP No. 00534A102	Page 6 of 16

1	NAME OF REPORTING PERSONS GV 2021 GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (1)
12	TYPE OF REPORTING PERSON PN

(1)	Calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Exchange Act and based on an aggregate total of 119,442,635 shares of the Issuer’s Common Stock outstanding as of August 1, 2024 as reported by the Issuer in its Quarterly Report for the period ended June 30, 2024, filed with the SEC on Form 10-Q on August 14, 2024.

CUSIP No. 00534A102	Page 7 of 16

1	NAME OF REPORTING PERSONS GV 2021 GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (1)
12	TYPE OF REPORTING PERSON OO

(1)	Calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Exchange Act and based on an aggregate total of 119,442,635 shares of the Issuer’s Common Stock outstanding as of August 1, 2024 as reported by the Issuer in its Quarterly Report for the period ended June 30, 2024, filed with the SEC on Form 10-Q on August 14, 2024.

CUSIP No. 00534A102	Page 8 of 16

1	NAME OF REPORTING PERSONS Alphabet Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (1)
12	TYPE OF REPORTING PERSON OO

(1)	Calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Exchange Act and based on an aggregate total of 119,442,635 shares of the Issuer’s Common Stock outstanding as of August 1, 2024 as reported by the Issuer in its Quarterly Report for the period ended June 30, 2024, filed on Form 10-Q with the SEC on August 14, 2024.

CUSIP No. 00534A102	Page 9 of 16

1	NAME OF REPORTING PERSONS XXVI Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (1)
12	TYPE OF REPORTING PERSON CO

(1)	Calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Exchange Act and based on an aggregate total of 119,442,635 shares of the Issuer’s Common Stock outstanding as of August 1, 2024 as reported by the Issuer in its Quarterly Report for the period ended June 30, 2024, filed with the SEC on Form 10-Q on August 14, 2024.

CUSIP No. 00534A102	Page 10 of 16

1	NAME OF REPORTING PERSONS Alphabet Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (1)
12	TYPE OF REPORTING PERSON CO, HC

(1)	Calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Exchange Act and based on an aggregate total of 119,442,635 shares of the Issuer’s Common Stock outstanding as of August 1, 2024 as reported by the Issuer in its Quarterly Report for the period ended June 30, 2024, filed with the SEC on Form 10-Q on August 14, 2024.

CUSIP No. 00534A102	Page 11 of 16

This Amendment No. 1 (this “Amendment”) amends the statement on Schedule 13G initially filed by the Reporting Persons (as defined in Item 2(a) below) on February 14, 2022 with the Securities and Exchange Commission (the “SEC”). This Amendment is being filed to confirm that the Reporting Persons have ceased to be beneficial owners of more than 5% of the registered class of the Issuer’s (defined in Item 1(a) below) equity security as of September 30, 2024.

Item 1(a).	Name of Issuer.

Invivyd, Inc. (the “Issuer” and formerly known as Adagio Therapeutics, Inc.)

Item 1(b).	Address of Issuer’s Principal Executive Offices.

1601 Trapelo Road, Suite 178
Waltham, MA 02451

Item 2(a).	Name of Persons Filing.

GV 2019, L.P., a Delaware limited partnership (the “2019 Partnership”)
GV 2019 GP, L.P., a Delaware limited partnership (“2019 GP”)
GV 2019 GP, L.L.C., a Delaware limited liability company (“2019 LLC”)
GV 2021, L.P., a Delaware limited partnership (the “2021 Partnership”)
GV 2021 GP, L.P., a Delaware limited partnership (“2021 GP”)
GV 2021 GP, L.L.C., a Delaware limited liability company (“2021 LLC”)
Alphabet Holdings LLC, a Delaware limited liability company (“Alphabet Holdings”)
XXVI Holdings Inc., a Delaware corporation (“XXVI”), and
Alphabet Inc., a Delaware corporation (“Parent” and, together with the 2019 Partnership, 2019 GP, 2019 LLC, the 2021 Partnership, 2021 GP, 2021 LLC, Alphabet Holdings, and XXVI, the “Reporting Persons”).

Item 2(b).	Address of Principal Business Office or, if none, Residence.

The address of the principal business office of each of the Reporting Persons is:

1600 Amphitheatre Parkway Mountain View, CA 94043

Item 2(c).	Citizenship.

Each of the Reporting Persons is formed, organized or incorporated, as applicable, in the State of Delaware.

Item 2(d).	Title of Class of Securities.

Common Stock, par value $0.0001 per share

CUSIP No. 00534A102	Page 12 of 16

Item 2(e).	CUSIP Number.

00534A102

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	A non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with §240.13d–1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J), please specify the type of institution:________________________________.

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a)	Amount Beneficially Owned:

As of September 30, 2024, the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Issuer’s securities.

(b)	Percent of Class:

As of September 30, 2024, the Reporting Persons were deemed to directly or indirectly beneficially own an aggregate 0.0% of the Issuer’s outstanding Common Stock.

This percentage was calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Exchange Act and based on an aggregate total of 119,442,635 shares of the Issuer’s Common Stock outstanding as of August 1, 2024 as reported by the Issuer in its Quarterly Report for the period ended June 30, 2024, filed with the SEC on Form 10-Q on August 14, 2024.

CUSIP No. 00534A102	Page 13 of 16

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

Reporting Person	Number of Shares
2019 Partnership	0
2019 GP	0
2019 LLC	0
2021 Partnership	0
2021 GP	0
2021 LLC	0
Alphabet Holdings	0
XXVI	0
Parent	0

(ii)	Shared power to vote or to direct the vote:

Reporting Person	Number of Shares
2019 Partnership	0
2019 GP	0
2019 LLC	0
2021 Partnership	0
2021 GP	0
2021 LLC	0
Alphabet Holdings	0
XXVI	0
Parent	0

(iii)	Sole power to dispose or to direct the disposition of:

Reporting Person	Number of Shares
2019 Partnership	0
2019 GP	0
2019 LLC	0
2021 Partnership	0
2021 GP	0
2021 LLC	0
Alphabet Holdings	0
XXVI	0
Parent	0

CUSIP No. 00534A102	Page 14 of 16

(iv)	Shared power to dispose or to direct the disposition of:

Reporting Person	Number of Shares
2019 Partnership	0
2019 GP	0
2019 LLC	0
2021 Partnership	0
2021 GP	0
2021 LLC	0
Alphabet Holdings	0
XXVI	0
Parent	0

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Item 6 is not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Item 7 is not applicable.

Item 8.	Identification and Classification of Members of the Group.

Item 8 is not applicable.

Item 9.	Notice of Dissolution of a Group.

Item 9 is not applicable.

Item 10.	Certification.

Item 10 is not applicable.

CUSIP No. 00534A102	Page 15 of 16

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

GV 2019, L.P.		GV 2021, L.P.

By:	GV 2019 GP, L.P., its General Partner	By:	GV 2021 GP, L.P., its General Partner
By:	GV 2019 GP, L.L.C., its General Partner	By:	GV 2021 GP, L.L.C., its General Partner

By:	/s/ Inga Goldbard	By:	/s/ Inga Goldbard
Name:	Inga Goldbard	Name:	Inga Goldbard
Title:	General Counsel	Title:	General Counsel
Dated:	November 8, 2024	Dated:	November 8, 2024

GV 2019 GP, L.P.		GV 2021 GP, L.P.

By:	GV 2019 GP, L.L.C., its General Partner	By:	GV 2021 GP, L.L.C., its General Partner

By:	/s/ Inga Goldbard	By:	/s/ Inga Goldbard
Name:	Inga Goldbard	Name:	Inga Goldbard
Title:	General Counsel	Title:	General Counsel
Dated:	November 8, 2024	Dated:	November 8, 2024

GV 2019 GP, L.L.C.	GV 2021 GP, L.L.C.

By:	/s/ Inga Goldbard	By:	/s/ Inga Goldbard
Name:	Inga Goldbard	Name:	Inga Goldbard
Title:	General Counsel	Title:	General Counsel
Dated:	November 8, 2024	Dated:	November 8, 2024

CUSIP No. 00534A102	Page 16 of 16

ALPHABET HOLDINGS LLC	XXVI HOLDINGS INC.

By:	/s/ Kathryn W. Hall	By:	/s/ Kathryn W. Hall
Name:	Kathryn W. Hall	Name:	Kathryn W. Hall
Title:	Secretary	Title:	Assistant Secretary
Dated:	November 8, 2024	Dated:	November 8, 2024

ALPHABET INC.

By:	/s/ Kathryn W. Hall
Name:	Kathryn W. Hall
Title:	Assistant Secretary
Dated:	November 8, 2024